 Exhibit 99.1

CB PHARMA ACQUISITION CORP.

SECURITIES TO COMMENCE SEPARATE TRADING

BURLINGTON, MA, January 6, 2015 --CB Pharma Acquisition Corp. (Nasdaq: CNLMU) ("CB Pharma" or the "Company"), a Cayman Islands exempted company formed as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities, announced  today that it has been informed by EarlyBirdCapital, Inc., the representative of the underwriters in the Company’s initial public offering, that holders of the Company’s units will be able to separately trade the ordinary shares, rights and redeemable warrants included in such units commencing on or about January 7, 2015. The ordinary shares, rights and redeemable warrants will be listed on the NASDAQ Capital Market (“NASDAQ”) under the symbols CNLM, CNLMR and CNLMW, respectively. Units not separated will continue to be listed on NASDAQ under the symbol CNLMU.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus, copies of which may be obtained by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus relating to the offering may be obtained from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, Attn: Aimee Bloch, 212-661-0200.

About CB Pharma Acquisition Corp.

CB Pharma is a Cayman Islands exempted company formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization, or similar business combination with one or more businesses or entities. The Company's efforts to identify target businesses will not be limited to a particular industry or geographic region, though it intends to initially focus its search on businesses in North America, Europe, South America, and/or Asia operating in the specialty pharma and generic drug industries. This could include acquiring the rights to a drug approved by the United States Food and Drug Administration or other "branded" pharmaceutical products or a company holding such rights.

Forward Looking Statements

This press release includes "forward-looking statements" that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as "expects", "believes", "anticipates", "intends", "estimates", "seeks" and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect CB Pharma management's current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of CB Pharma's prospectus for its offering filed with the Securities and Exchange Commission. Except as expressly required by applicable securities law, CB Pharma disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:

CB Pharma Acquisition Corp.

Lindsay A. Rosenwald, M.D.

Co-Chairman of the Board and Chief Executive Officer

781-652-4500